EXHIBIT 11.     STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

City National Bancshares Corporation

Computation of Earnings Per Common Share on a
Basic &  Diluted Basis

In thousands, except per share data
                                                              Three Months Ended
                                                                    March 31
                                                                1998       1997
                                                            --------   --------
Net income                                                      $266       $253

Dividends paid on preferred stock                                 82         44
                                                            --------   --------
Net income applicable to primary
 common shares                                                   184        209

Interest expense on convertible
  subordinated debentures, net of
  income tax                                                       3          3
                                                            --------   --------
Net income applicable to diluted shares                         $187       $212
                                                            ========   ========
Number of average common shares
Basic                                                        114,141    114,141
                                                            ========   ========
Diluted:
  Average common shares outstanding                          114,141    114,141
  Average convertible subordinated
    debentures convertible to common shares                   13,850     13,850
                                                            --------   --------
                                                             127,991    127,991
                                                            ========   ========
Net income per common  share
    Basic                                                      $1.64      $1.86
    Diluted                                                     1.46       1.66